Exhibit 107

CALCULATION OF FILING FEE TABLES
Form S-1
(Form Type)
Corebridge Financial, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	3.500% Senior Notes due 2025	Rule 457(f)	$1,000,000,000	100%	$1,000,000,000	0.00011020	$110,200
	Debt	3.650% Senior Notes due 2027	Rule 457(f)	$1,250,000,000	100%	$1,250,000,000	0.00011020	$137,750
	Debt	3.850% Senior Notes due 2029	Rule 457(f)	$1,000,000,000	100%	$1,000,000,000	0.00011020	$110,200
	Debt	3.900% Senior Notes due 2032	Rule 457(f)	$1,500,000,000	100%	$1,500,000,000	0.00011020	$165,300
	Debt	4.350% Senior Notes due 2042	Rule 457(f)	$500,000,000	100%	$500,000,000	0.00011020	$55,100
	Debt	4.400% Senior Notes due 2052	Rule 457(f)	$1,250,000,000	100%	$1,250,000,000	0.00011020	$137,750
	Debt	6.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2052	Rule 457(f)	$1,000,000,000	100%	$1,000,000,000	0.00011020	$110,200
Total Offering Amounts						$7,500,000,000		$826,500
Total Fees Previously Paid								$196,535.06
Total Fee Offsets								—
Net Fee Due								$629,965
(1)Represents the aggregate principal amount of each series of senior notes to be offered in the exchange offer to which the registration statement relates.